UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2012

BioLargo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16150 Heron Avenue, La Mirada, CA	90638
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

On April 9, 2012, BioLargo, Inc. (the “Company”) and its Chief Financial Officer Charles K. Dargan, II agreed to extend the engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times, most recently in March 2011), pursuant to which Mr. Dargan has been serving as the Company’s Chief Financial Officer. The Engagement Extension Agreement dated as of April 9, 2012 (the “Engagement Extension Agreement”) provides for an additional term to expire January 31, 2013 (the “Extended Term”). During the Extended Term, Mr. Dargan will be compensated through the issuance of an option to purchase 300,000 shares of the Company’s common stock, at a strike price of $0.35 per share, to expire April 9, 2022, and to vest over the term of the engagement, provided that the Engagement Extension Agreement with Mr. Dargan has not been terminated prior to each vesting date.

Mr. Dargan will continue to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer. All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes.

Item 9.01          Financial Statements and Exhibits

4.1	Option to purchase common stock issued to Charles K. Dargan dated April 9, 2012
10.1	Engagement Extension Agreement dated as of April 9, 2012 between BioLargo, Inc. and Charles K. Dargan, II.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2012	BIOLARGO, INC.

	By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer